M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-95973 on Form S-8 of our report dated March 31, 2006, relating to the financial statements of M&F Bancorp, Inc., appearing in and incorporated by reference in the Annual Report on Form 10-KSB of M&F Bancorp, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Raleigh, NC
March 31, 2006